CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in the Annual Report of Phoenix Interests, Inc. on Form 10-KSB of our report dated April 16, 2007 on our audits of the financial statements of Phoenix Interests, Inc. as of December 31, 2006 and for the year then ended, which our reports are incorporated in the Form 10-KSB.

/s/ Gruber & Company, LLC

Lake Saint Louis, Missouri 63367
April 16, 2007